EXHIBIT 99.1

     Dresser, Inc. Announces First Quarter 2004 Financial Results

    DALLAS--(BUSINESS WIRE)--May 13, 2004--Dresser, Inc:

    --  Stronger market fundamentals in most markets

    --  Restructuring actions initiated in 2003 largely completed

    --  Operating improvements beginning to take hold

    -- Continued focus on improving on/off valve business financial performance

($ millions)             Q1 2004     Q1 2003    change($)   change(%)
                      ------------- ---------- ----------- -----------
Revenue                   $436.3     $371.4        64.9        17.5%
Operating Income            19.7       11.3         8.4        74.3%
Net Loss                   (18.4)      (6.1)      (12.3)      201.6%
Cash & Equivalents         106.8      123.9       (17.1)     (13.8%)
Total Debt                 926.8      979.7       (52.9)      (5.4%)
Net Debt                   820.0      855.8       (35.8)      (4.2%)
Backlog                    486.3      391.5        94.8        24.2%
Bookings                   446.4      415.2        31.2         7.5%
--------------------------------------------------------------------

    Dresser, Inc. today provided financial results for the quarter ended March 31, 2004. The Company recorded revenues of $436.3 million, an increase of $64.9 million over the $371.4 million reported for the same period in 2003. Year-on-year gains in revenues were recorded in all operating segments. There were also positive foreign exchange translation effects year-on-year in the Flow Control and Measurement Systems segments, which affected revenue growth.
    Gross profit in the first quarter of 2004 was $124.4 million, compared to $99.9 million for the first quarter of 2003. Gross margin for the three-month period ended March 31, 2004 was 28.5%, compared to 26.9% for the same period in 2003. Increases were due primarily to higher revenues and cost reduction efforts, and the termination of the transition services costs associated with the Tokheim North America asset acquisition in 2003.
    Selling, Engineering, General and Administrative (SEG&A) expenses of $104.7 million in the first quarter of 2004 were 24.0% of revenues, compared to SEG&A expenses of $88.6 million representing 23.9% of revenues in the same period last year. Increased SEG&A expenses resulted from higher selling expenses due to revenue increases in the Flow Control and Measurement Systems segments. There were unfavorable effects of foreign currency translation and higher expenses and fees incurred in connection with the audit of our financial statements. In addition, there were $2.2 million of executive retirement and separation expenses, including the planned retirement of CEO Patrick Murray and retirement of another executive in the Compression and Power Systems segment. Lower restructuring charges partially offset these increases.
    Operating income in the first quarter of 2004 was $19.7 million, an increase of $8.4 million from $11.3 million in the first quarter of 2003. Operating margin in the first quarter of 2004 was 4.5%, compared to 3.0% in the first quarter of 2003. Increases in operating income were due mainly to increased volume and improved operating leverage in the Measurement Systems segment, and better profitability in the Compression and Power Systems segment as excess backlog was converted to sales in the natural gas engine business. Operating income in the Flow Control segment was modestly down from last year.
    The Company posted a net loss of $18.4 million for the quarter ended March 31, 2004, compared to a net loss of $6.1 million for the year-ago period. Included in the first quarter 2004 net loss was a $16.9 million write-off of deferred financing costs associated with the refinancing of the Company's senior secured Term Loan B completed in January.
    EBITDA for the first quarter of 2004 was $31.7 million, an increase of $5.9 million from $25.8 million in the same period last year (See "Notice relating to use of non-GAAP measures").
    Adjusted EBITDA ("EBITDA" as defined in the Company's senior secured credit agreement - see "Notice relating to use of non-GAAP measures") in the first quarter of 2004 was $35.5 million, a decrease of $2.8 million compared to adjusted EBITDA of $38.3 million (fixed in the Company's credit agreement - see footnote 3 to Tables 1 and 2 below) in the first quarter of 2003. Total adjustments of $3.8 million in the first quarter of 2004 were comprised primarily of restructuring expenses for plant consolidations in Houston, Texas, and Burlington, Ontario, a decrease of $8.7 million from $12.5 million of total adjustments in the first quarter of 2003. (see footnote 6 to the tables below reconciling adjusted EBITDA to net income). The cash portion of adjustments in the first quarter of 2004 was approximately $3.7 million and the non-cash portion of adjustments in the first quarter was approximately $0.1 million.
    Cash and cash equivalents totaled $106.8 million on March 31, 2004, compared to $123.9 million on March 31, 2003. During the first quarter of 2004 there was an optional prepayment of $25 million on the Company's senior secured credit facility, operating working capital (receivables plus inventory less payables) was a use of cash of approximately $30.9 million, and there were capital expenditures of $12.9 million.
    Borrowings under the Company's senior secured credit facility, senior unsecured term loans, and senior subordinated notes were $914.5 million at the end of the first quarter of 2004 compared to $952.2 million at the end of the first quarter of 2003. Total debt, including capital leases, on March 31, 2004, was $926.8 million, a reduction of $52.9 million from $979.7 million on March 31, 2003.
    Bookings for the quarter ended March 31, 2004 were $446.4 million, up $31.2 million from bookings of $415.2 million in the quarter ended March 31, 2003. Bookings increases were primarily driven by improving market conditions in the Measurement Systems segment and a positive impact from changes in foreign currency exchange rates.
    Backlog on March 31, 2004 was $486.3 million, compared to $391.5 million on March 31, 2003. The higher backlog was primarily due to increases in the Measurement Systems segment, and the positive impact from changes in foreign currency exchange rates.
    Steve Lamb, President and Chief Executive Officer of Dresser, Inc., said "Compared to the first quarter of last year, Dresser's first quarter results benefited from better market conditions, operating improvements we made in our businesses, and lower restructuring expenses. As a result we posted stronger revenues, gross profits, operating income and EBITDA. Our cash position declined after making an optional debt prepayment and increasing our capital spending, but ended the quarter ahead of expectations."
    Continued Lamb, "However, we were down from our first quarter expected adjusted EBITDA results primarily due to lower-than-expected earnings in our on/off valve business and executive retirement and separation expenses. Although we believe we are making substantial progress in solving our inefficiency problems in the on/off business, first quarter results were impacted negatively as we continued the Houston facility consolidations and worked to boost throughput in our Italian operations."

    Consolidated first quarter 2004 results compared to fourth quarter 2003 results

    Revenues of $436.3 million in the first quarter of 2004 were down $36.9 million from revenues of $473.2 million in the fourth quarter of 2003, reflecting seasonality in the Measurement Systems segment, partially offset by higher revenues in the Compression and Power Systems segment as excess backlog in the natural gas engine business was worked down.
    Gross profit in the first quarter of 2004 was $124.4 million compared to $120.8 million for the fourth quarter of 2003. Gross margin of 28.5% in the first quarter of 2004 increased from 25.5% for the fourth quarter of 2003 primarily due to lower write-downs in the first quarter and the benefit of cost reduction activities.
    SEG&A expenses of $104.7 million were 24.0% of revenues in the first quarter of 2004, down from $112.1 million or 23.7% of revenues, in the fourth quarter of 2003. Much of the decrease was due to lower restructuring expenses and re-audit and audit fees, partly offset by executive retirement and separation expenses.
    Operating income of $19.7 million for the quarter ended March 31, 2004 was up $11.0 million from the $8.7 million recorded in the quarter ended December 31, 2003. Operating margin was 4.5% in the first quarter of 2004, compared to 1.8% in the fourth quarter of 2003.
    The net loss of $18.4 million in the first quarter of 2004 increased by $5.9 million from the $12.5 million net loss in the fourth quarter of 2003. As described above, there was a $16.9 million write-off of deferred financing costs in the first quarter of 2004.
    EBITDA in the first quarter of 2004 of $31.7 million increased by $15.7 million from the $16.0 million recorded in the fourth quarter of 2003.
    Adjusted EBITDA was $35.5 million in the first quarter of 2004, a decrease of $16.3 million from adjusted EBITDA of $51.8 million in the fourth quarter of 2003, due in part to seasonal effects in the Measurement Systems segment, a foreign exchange gain of $5.8 million in the fourth quarter of 2003, and the previously mentioned executive retirement and separation expense in the first quarter of 2004.
    Cash and cash equivalents totaled $106.8 million on March 31, 2004, compared to $149.6 million on December 31, 2003.
    Borrowings under the Company's senior secured credit facility, senior unsecured term loans and senior subordinated notes were $914.5 million at the end of the first quarter of 2004 compared to $936.6 million of borrowings under the senior secured credit facility and senior subordinated notes at the end of the fourth quarter of 2003. Total debt on March 31, 2004, was $926.8 million, compared to $947.0 million on December 31, 2003.
    Bookings of $446.4 million in the first quarter of 2004 were down from bookings of $461.2 in the fourth quarter of 2003 mainly due to seasonal effects in the Measurement Systems segment.
    Backlog increased to $486.3 million on March 31, 2004 from $475.5 million, on December 31, 2003.
    "First quarter 2004 results as compared to the fourth quarter of 2003 reflect seasonal effects in our Measurement Systems segment," stated Lamb. "We did see some improvements in operating efficiency and benefited from fewer expenses related to restructuring. Bookings remain good, and we saw an overall backlog increase, even as we worked down excess backlog in our valve and natural gas engine businesses."
    Continued Lamb, "We continued to make progress on reducing debt, following our fourth quarter optional debt prepayment of $15 million, with an additional optional prepayment in the first quarter of $25 million."

    Flow Control revenues up year-on-year and down sequentially;
operating income up sequentially on improving efficiencies and lower restructuring expenses and write-offs

    In the Flow Control segment, revenues for the first quarter of 2004 were $255.8 million, up $28.3 million from $227.5 million in the first quarter of 2003. Revenue increases were led by gains in the on/off valve, control valve, and natural gas metering and piping specialties businesses, with more modest increases in the pressure relief valve and instruments businesses. There were also favorable foreign exchange translation effects in this segment. These gains were partially offset by the absence of revenues in the current period from the LVF valve unit, which was sold in the fourth quarter of 2003 as previously announced.
    Gross profit of $73.3 million in the first quarter of 2004 was up $8.3 million from $65.0 million in the first quarter of 2003, primarily due to improved revenues. Gross margin of 28.7% in the first quarter of 2004 was relatively flat with gross margin of 28.6% for the year ago quarter.
    Operating income of $10.4 million for the quarter ended March 31, 2004, was down $0.6 million from operating income of $11.0 million recorded in the same quarter last year. The favorable impact from revenue increases was offset by higher selling and engineering expenses and restructuring expenses of $3.5 million. In the first quarter of 2003, there were restructuring expenses of $2.2 million in this segment. Operating margin in the first quarter of 2004 was 4.1%, compared to operating margin of 4.8% in the first quarter of 2003.
    Bookings of $275.9 million in the first quarter of 2004 were down slightly from $276.5 million in the first quarter of 2003.
    Backlog of $371.4 million on March 31, 2004 increased $61.6 million from $309.8 million on March 31, 2003, primarily as a result of excess backlog in the on/off and control valve businesses, favorable foreign exchange translation effects, and improving markets.
    On a sequential basis, revenues in the first quarter of 2004 of $255.8 million were down from $266.7 million recorded in the fourth quarter of 2003 due to lower revenues in the on/off valve and control valve businesses partially offset by increases in the pressure relief valve and natural gas metering and piping specialties businesses.
    Gross profit of $73.3 million in the first quarter of 2004 was up $11.5 million from gross profit of $61.8 million in the fourth quarter of 2003, mainly due to write-offs primarily for excess and obsolete inventory in the fourth quarter of 2003 and increased operating efficiencies. Gross margin of 28.7% in the first quarter of 2004 was up from 23.2% in the fourth quarter of 2003.
    Operating income of $10.4 million in the first quarter of 2004 was up $11.0 million from an operating loss of $0.6 million in the fourth quarter of 2003, primarily due to the factors cited above and lower restructuring expenses. Operating margin in the first quarter of 2004 was 4.1%.
    Bookings of $275.9 million in the first quarter of 2004 were up from bookings of $262.0 million in the fourth quarter of 2003, mainly due to strengthening market conditions.
    Backlog of $371.4 million on March 31, 2004 increased from $350.0 million on December 31, 2003 primarily due to higher bookings.
    "We are beginning to see a turn-around in operating efficiencies in the on/off valve business," commented Lamb, "although we still have some work to do before results are acceptable. In general, our markets are improving in this segment, with international projects still strong and the very beginnings of a strengthening domestic market. The major restructuring efforts in this segment are almost complete, and our focus is continuing on improving operating performance, particularly in the on/off valve business."

    Measurement Systems posts strong year-on-year operating results; sequential results reflect seasonality of business

    On a year-on-year basis, first quarter 2004 Measurement Systems revenues were $97.6 million, up $22.6 million from $75.0 million in the corresponding period of 2003. The acquisition of the Tokheim North America assets in 2003 and improved market conditions were primarily responsible for revenue growth. There was also a favorable effect from foreign exchange translation effects.
    Gross profit of $27.9 million in the first quarter of 2004 was up $11.6 million from gross profit of $16.3 million in the first quarter of 2003. Higher volumes and improved operating leverage were primarily responsible for the gains. Gross margin in the first quarter of 2004 was 28.6% compared to 21.7% in the first quarter of 2003.
    Operating income in the first quarter of 2004 was $12.1 million, up $12.8 million from a first quarter 2003 operating loss of $0.7 million, primarily due to volume effects and reduced restructuring expenses. Operating margin in the first quarter of 2004 was 12.4% compared to operating margin of negative 1.0% in the same period last year.
    Bookings of $97.4 million in the first quarter of 2004 were up from $67.3 million in the same period last year due to improved market conditions and the Tokheim acquisition in 2003.
    Backlog on March 31, 2004 was $58.3 million, compared to $40.3 million on March 31, 2003, primarily due to strong bookings and the Tokheim acquisition in 2003.
    On a sequential basis, first quarter 2004 revenues of $97.6 million were down $30.0 million from fourth quarter 2003 revenues of $127.6 million, reflecting the typical seasonality in the retail fueling business.
    Gross profit of $27.9 million in the first quarter of 2004 was down $9.9 million from gross profit of $37.8 million in the fourth quarter of 2003 on lower volume. Gross margin in the first quarter of 2004 was 28.6% compared to gross margin of 29.7% in the fourth quarter of 2003 mainly due to volume effects.
    Operating income in the first quarter of 2004 was $12.1 million, down $3.1 million from fourth quarter 2003 operating income of $15.2 million on lower volume. Operating margin of 12.4% in the first quarter of 2004 was up slightly compared to 11.9% operating margin in the fourth quarter of 2003.
    Bookings of $97.4 million in the first quarter of 2004 were down from bookings of $123.5 million in the fourth quarter of 2003 mainly due to seasonal effects.
    Backlog on March 31, 2004 was $58.3 million compared to $57.3 million on December 31, 2003.
    Said Lamb, "We continue to see strong operating results from this business on increased volume and improved operating leverage. The acquisition of the Tokheim North America assets in the second quarter of last year continues to be accretive to revenues and earnings, and a general market uptrend is continuing. We have multiple growth opportunities in this business, particularly internationally. The first quarter should be a seasonal low in this segment, and we expect progressively better revenues and earnings throughout the year."

    Compression and Power Systems segment results improve both year-on-year and sequentially as excess backlog is reduced

    Compression and power systems revenue in the first quarter of 2004 was $84.4 million, up $14.2 million from $70.2 million for the same period in 2003. Revenues were driven by excess backlog in the natural gas engine business built up during the work stoppage in 2003.
    Gross profit of $23.3 million in the period ended March 31, 2004 was up $4.7 million from gross profit of $18.6 million for the corresponding period last year. Increases were mainly due to higher revenues. Gross margin of 27.6% in the first quarter of 2004 was up from 26.5% in the same period last year. Improvements in margin were primarily due to improved efficiencies on higher revenues.
    Operating income for the quarter ended March 31, 2004 was $9.2 million, compared to $7.6 million for the quarter ended March 31, 2003. Increases were mainly volume related, partially offset by employee separation costs. Operating margin was 10.9% in the first quarter of 2004, compared to 10.8% in the first quarter of 2003.
    Bookings of $73.1 million in the first quarter of 2004 increased from $71.4 million in the first quarter of 2003.
    Backlog on March 31, 2004 was $56.6 million, compared to backlog of $41.4 million on March 31, 2003, primarily due to increases in backlog for blowers, natural gas engines used in power generation and engine aftermarket parts, partially offset by declines in backlog for engines used in gas compression.
    On a sequential basis, revenue of $84.4 million in the first quarter of 2004 was up $3.1 million from $81.3 million in the fourth quarter of 2003. In the natural gas engine business, excess backlog contributed to stronger parts sales. There was also a positive contribution from the industrial blower business on stronger international sales.
    Gross profit of $23.3 million for the quarter ended March 31, 2004 was up $3.3 million from gross profit of $20.0 million in the quarter ended December 31, 2003. Increases in gross profit were mainly due to strong natural gas engine parts sales and revenue increases. Gross margin in the first quarter of 2004 was 27.6%, compared to 24.6% in the fourth quarter of 2003, mainly due to a higher mix of engine parts sales and volume related effects in the natural gas engine business.
    Operating income for the first quarter of 2004 was $9.2 million, compared to $7.9 million for the fourth quarter of 2003. Favorable effects from higher revenues and product mix were partially offset by employee separation costs. Operating margin in the first quarter of 2004 was 10.9%, compared to 9.7% in the fourth quarter of 2003.
    Bookings of $73.1 million in the first quarter of 2004 were up from bookings of $67.2 million in the fourth quarter of 2003 as a result of improving market conditions.
    Backlog on March 31, 2003 was $56.6 million compared to backlog of $68.2 million on December 31, 2003. Decreases in backlog were mainly due to reduction of excess backlog caused by the strike.
    Said Lamb, "We have worked off most of the excess backlog caused by the 2003 work stoppage and order lead times are at more normal levels in this business. We continue to see strong parts orders but haven't seen the pick up we expect in sales of engines for natural gas compression yet. Sales of engines for distributed power generation are still good."

    The Company provides second quarter 2004 outlook

    "Operating income and EBITDA, prior to any adjustments, are expected to be up significantly on a year-over-year basis as our current restructuring efforts and other charges are substantially reduced," stated Lamb. "Operating income and EBITDA, prior to any adjustments, should also be significantly higher on a sequential basis from the first quarter of 2004. Most of our markets, with the exception of U.S. natural gas compression, are showing signs of strength, particularly internationally, and we expect operating leverage to improve on higher revenues as the year goes on."

    Conference call

    The Company will hold a conference call today, Thursday, May 13, 2004, at 4:30 p.m. Eastern Time, 3:30 p.m. Central Time. Following the brief presentation, participants will have the opportunity to ask questions. To participate in the call, dial 1-800-838-4403(international dial 1-973-317-5319), ten minutes before the conference call begins and ask for the Dresser conference.
    There will also be a real-time audio webcast of the conference call by CCBN. To listen to the live call, select the webcast icon from http://www.dresser.com/ir at least 15 minutes before the start of the call to register, download, and install any necessary audio software. Individuals accessing the audio webcast will be "listen only" and will not have the capability to take part in the Q&A session.
    A digital replay will be available one hour after the conclusion of the call. Interested individuals can access the webcast replay at http://www.dresser.com/ir, by clicking on the webcast link. The webcast replay will be available for 30 days after the call. Phone replay will be available through May 20 and may be accessed by dialing 1-800-428-6051 (international dial 1-973-709-2089), then enter passcode 355174.
    Headquartered in Dallas, Dresser, Inc. is a worldwide leader in the design, manufacture and marketing of highly engineered equipment and services sold primarily to customers in the flow control, measurement systems, and compression and power systems segments of the energy industry. Dresser has a widely distributed global presence, with over 8,000 employees and a sales presence in over 100 countries worldwide. The Company's website can be accessed at www.dresser.com.

    Notice relating to use of non-GAAP measures

    EBITDA and EBITDA as defined in our senior secured credit agreement ("Adjusted EBITDA") are non-GAAP measures used by management to measure performance. The Company believes that certain investors may find EBITDA and Adjusted EBITDA to be useful tools for measuring a company's ability to service its debt. Adjusted EBITDA is also a metric used by our senior lenders under our senior secured credit agreement to determine if we are in compliance with loan covenants. As such, it may be important to investors to be aware of the same measure, as a default in a loan covenant could have significant consequences to the Company.
    Nevertheless, EBITDA and Adjusted EBITDA have distinct limitations as compared to a GAAP number such as net income. By excluding interest and tax payments, for example, an investor may not see that both represent a reduction in cash available to the Company. Likewise, depreciation and amortization, while non-cash items, represent generally the devaluation of assets that produce revenue for the Company. Adjusted EBITDA, as defined in our credit agreement, further excludes factors such as "...all extraordinary, unusual or nonrecurring charges, gains and losses (including, without limitation all restructuring costs...)" and "...Non-cash Charges less any non-cash items increasing Net Income for such period (other than normal accruals in the ordinary course of business)...". However, these are expenses that may recur and vary greatly and are difficult to predict. They can represent the effects of long-term strategies as opposed to short-term results. In addition, these expenses can represent a reduction of cash that could be used for other corporate purposes. Further, Adjusted EBITDA, as defined in our senior secured credit agreement, contemplates taking adjustments for expenses that are non-cash in the current period but are associated with cash expenditures in prior periods. Management compensates for these limitations by relying upon the GAAP results, and using the non-GAAP measures as supplements only.

Table 1:  Reconciliation of Q1 2004 Adjusted EBITDA to Net Income

($ Millions)                             1Q04
                                        ------
Net Income / (Loss)                     $(18.4)
  Interest expense (1)                    36.0
  Interest income                         (0.3)
  Income tax expense                       3.2
  Depreciation and amortization           11.2
                                        -------
EBITDA                                   $31.7
                                        -------
  Restructuring - Cash Payments (4)        3.4
  Restructuring  - Non-Cash Charges (5)    0.1
  Other credit agreement adjustments (6)   0.3
                                        -------

Total adjustments to EBITDA (as defined
 per credit agreement)                     3.8
                                        -------
Adjusted EBITDA (2)                      $35.5
                                        -------


Table 2:  Reconciliation of 2003 Adjusted EBITDA to Net Income

                                                                 FY
($ Millions)                      1Q03    2Q03   3Q03    4Q03   2003
                             --------- ------- ------ ------- -------
Net Income / (Loss)             $(6.1) $(16.9) $(9.2) $(12.5) $(44.7)
  Interest expense (1)           20.4    21.3   21.2    22.9    85.8
  Interest income                (1.3)   (0.6)  (0.5)   (0.5)   (2.9)
  Income tax expense              2.3     8.0   10.8    (6.6)   14.5
  Depreciation and
   amortization                  10.5    10.8   10.4    12.8    44.5
                             --------- ------- ------ ------- -------
EBITDA                          $25.8   $22.6  $32.7   $16.1   $97.2
                             --------- ------- ------ ------- -------
  Restructuring - Cash
   Payments (4)                     -     1.6    6.3     5.2    13.1
  Restructuring - Non-Cash
   Charges (5)                      -     0.6    0.2     0.2     1.0
  Other credit agreement
   adjustment (6)                   -    18.4    7.7    30.3    56.4
  Adustment to reconcile
   adjusted EBITDA under
   amendment 6 (3)               12.5       -      -       -    12.5
                             --------- ------- ------ ------- -------
Total adjustments to EBITDA
 (as defined per credit
 agreement)                      12.5    20.6   14.2    35.7    83.0
                             --------- ------- ------ ------- -------
Adjusted EBITDA (2, 3)          $38.3   $43.2  $46.9   $51.8  $180.2
                             --------- ------- ------ ------- -------

    Notes:

(1) 2003 interest expense includes $5.1 million of amortization of deferred financing costs. Cash interest expense in the first quarter of 2003 was $7.0 million. 2004 interest expense includes a $16.9 million write-off of deferred financing cost associated with refinancing of the Company's Term B senior secured loan in January 2004. Cash interest expense for the first quarter of 2004 was $6.9 million.

(2) Calculated based on the current definition of "EBITDA" in our credit agreement.

(3) Adjusted EBITDA has been fixed in our credit agreement for certain periods by Amendment No. 6 and Waiver to the Credit Agreement, including the first quarter of 2003.

(4) These items include restructuring items including termination benefits and other exit activities from the consolidation of operations, discontinuations of product lines and a company-wide reduction in force.

(5) These items include restructuring items for the write-down of machinery, goodwill and other assets.

(6) These items include adjustments to EBITDA allowed under the Company's senior secured credit agreement, primarily consisting of allowance for losses (including lost earnings and incremental costs) incurred during the second and third quarters of 2003 attributable to a labor dispute at the Waukesha plant in an aggregate amount for all losses not to exceed $13.0 million; increased provisions for excess and obsolete inventory and other non-cash adjustments of $10.9 million in 2003; fees and expenses related to or resulting from the re-audit and restatement of our financial statements, including the fees of accountants, legal counsel and others engaged to perform services in connection therewith of $10.5 million in 2003; initial recognition of certain foreign pension liabilities for prior years of $5.2 million in 2003; loss on the sale of LVF of $4.8 million in 2003; fees payable and expenses incurred in connection with Amendments Nos. 4, 5, and 6 and waiver and bond indenture fees of $4.0 million in 2003; ERP system software impairment expenses of $2.4; expenses associated with the transfer of a manufacturing operation to Brazil of $2.4 million; and other adjustments of $3.2 million. The Company had significant adjustments to results of operations reported in the fourth quarter of 2003, aggregating to a $10.0 million decrease to pretax income. We evaluated the effect of these adjustments and concluded the quarter to which the adjustment applies is indeterminate or the effect of the adjustment to prior quarters, where determinable, is not significant to the Company, as a whole or within any segment, to any quarter.


Table 3:  Reconciliation of Net Debt to Total Debt

($ millions)                           Mar 31,    Mar 31,   Dec 31,
                                        2004       2003       2003
                                     ---------- ---------- ---------
Total Debt                              $926.8     $979.7    $947.0
Less: Cash and Cash Equivalents          106.8      123.9     149.6
                                     ---------- ---------- ---------
Net Debt                                $820.0     $855.8    $797.4

    Safe Harbor Statement

    This document contains forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company's actual results may differ materially from those described in forward-looking statements. Such statements are based on current expectations of the Company's performance and are subject to a variety of factors, not under the control of the Company, which can affect the Company's results of operations, liquidity or financial condition. Such factors may include overall demand for, and pricing of, the Company's products; the size and timing of orders; changes in the price and demand for oil and natural gas in both domestic and international markets; conditions in the general manufacturing economy; political and social issues affecting the countries in which the Company does business; fluctuations in currency markets worldwide; and variations in global economic activity. In particular, current and projected oil and natural gas prices as well as demand for energy directly affect some customers' spending levels and their related purchases of many of the Company's products and services. In addition, see the "Risk Factors" disclosure in the Company's 2003 Annual Report on Form 10-K and First Quarter 2004 Quarterly Report on Form 10-Q on file with the Securities and Exchange Commission.
    Because the information herein is based solely on data currently available, it is subject to change as a result of changes in conditions over which the Company has no control or influence, and should not therefore be viewed as assurance regarding the Company's future performance. Additionally, the Company is not obligated to make public indication of such changes unless required under applicable disclosure rules and regulations.


                             DRESSER, INC.
             Condensed Consolidated Statements of Earnings
                             (In Millions)
                               Unaudited

                                              Three Months
                                             Ended March 31,
                                   -----------------------------------
                                            2004       2003   Change
                                   -----------------------------------

Revenues                                  $436.3     $371.4     $64.9
Cost of revenues                           311.9      271.5      40.4
----------------------------------------------------------------------
Gross profit                               124.4       99.9      24.5

Selling, engineering,
 administrative
and general expenses                       104.7       88.6      16.1
----------------------------------------------------------------------

Operating Income                            19.7       11.3       8.4
Equity earnings of unconsolidated
 subsidiaries                                0.9        0.8       0.1
Interest Expense                           (36.0)     (20.4)    (15.6)
Interest Income                              0.3        1.3      (1.0)
Other income (deductions), net              (0.2)       3.1      (3.3)
----------------------------------------------------------------------

(Loss) income before taxes                 (15.3)      (3.9)    (11.4)

Provision for income taxes                  (3.2)      (2.2)     (1.0)
----------------------------------------------------------------------

(Loss) Income before minority
 owner's share of consolidated
 subsidaries                               (18.5)      (6.1)    (12.4)
Minority owner's share of
 consolidated subsidiaries                   0.1          -       0.1
----------------------------------------------------------------------
Net (loss) income                         $(18.4)     $(6.1)   $(12.3)
----------------------------------------------------------------------


                             Dresser, Inc.
                    Information by Business Segment
                               Unaudited
                             (In Millions)

                                                   Three Months Ended
                                                        March 31,
                                                   -------------------
                                                       2004      2003
                                                   --------- ---------
Revenues:
  Flow Control                                       $255.8    $227.5
  Measurement Systems                                  97.6      75.0
  Compression and  Power Systems                       84.4      70.2
  Reconciling items incl. corporate                    (1.5)     (1.3)
----------------------------------------------------------------------
                                                     $436.3    $371.4
----------------------------------------------------------------------

Gross Profit:
  Flow Control                                        $73.3     $65.0
  Measurement Systems                                  27.9      16.3
  Compression and  Power Systems                       23.3      18.6
  Reconciling items incl. corporate                    (0.1)        -
----------------------------------------------------------------------
                                                     $124.4     $99.9
----------------------------------------------------------------------

Selling, Engineering, Administrative and General Expenses:
  Flow Control                                        $62.9     $54.0
  Measurement Systems                                  15.8      17.0
  Compression and  Power Systems                       14.1      11.0
  Reconciling items incl. corporate                    11.8       6.6
----------------------------------------------------------------------
                                                     $104.6     $88.6
----------------------------------------------------------------------

Operating Income:
  Flow Control                                        $10.4     $11.0
  Measurement Systems                                  12.1      (0.7)
  Compression and  Power Systems                        9.2       7.6
  Reconciling items incl. corporate                   (12.0)     (6.6)
----------------------------------------------------------------------
                                                      $19.7     $11.3
----------------------------------------------------------------------

SUPPLEMENTAL INFORMATION:
Depreciation and Amortization:
  Flow Control                                         $5.6      $5.9
  Measurement Systems                                   1.2       1.5
  Compression and  Power Systems                        3.5       2.8
  Reconciling items incl. corporate                     0.9       0.3
----------------------------------------------------------------------
                                                      $11.2     $10.5
----------------------------------------------------------------------

Capital Expenditures:
  Flow Control                                         $8.2      $3.2
  Measurement Systems                                   0.3       0.4
  Compression and  Power Systems                        0.7       0.6
  Reconciling items incl. corporate                     3.7         -
----------------------------------------------------------------------
                                                      $12.9      $4.2
----------------------------------------------------------------------

Bookings:
  Flow Control                                       $275.9    $276.5
  Measurement Systems                                  97.4      67.3
  Compression and  Power Systems                       73.1      71.4
----------------------------------------------------------------------
                                                     $446.4    $415.2
----------------------------------------------------------------------

Backlog:
  Flow Control                                       $371.4    $309.8
  Measurement Systems                                  58.3      40.3
  Compression and  Power Systems                       56.6      41.4
----------------------------------------------------------------------
                                                     $486.3    $391.5
----------------------------------------------------------------------

                                                    Mar 31,   Dec 31,
Balance Sheet Items:                                 2004      2003
                                                   --------- ---------

Cash and Cash Equivalents                            $106.8    $149.6
Working Capital (a)                                  $375.3    $354.0
Total Assets                                       $1,364.3  $1,404.2
Total Borrowings under Sr. Sec. Credit Agreement,
 Sr. Unsec. Credit Agreement and Sr. Sub. Indenture  $914.5    $936.6
Total Debt                                           $926.8    $947.0
Net Debt                                             $820.0    $797.4

(a) Accounts receivable and inventories less accounts and notes payable only.


    CONTACT: Dresser, Inc.
             Stewart Yee, 972-361-9933
             stewart.yee@dresser.com